Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Magenta Therapeutics, Inc.:

We consent to the use of our report dated March 8, 2022, with respect to the consolidated financial statements of Magenta Therapeutics, Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts

August 4, 2022